As filed with the Securities and Exchange Commission on December 31, 1996.


                                                              File No. 333-03843
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 5
                                       TO
                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        --------------------------------
                               UROMED CORPORATION
             (Exact name of Registrant as specified in its charter)
          MASSACHUSETTS                                        04-3104185
 (State or other jurisdiction                               (I.R.S. Employer
        of organization)                                    Identification No.)


            64 A Street, Needham, Massachusetts 02194 (617) 433-0033
   (Address and telephone number of registrant's principal executive offices)
                        --------------------------------
                                  JOHN G. SIMON
                       Chairman of the Board of Directors,
                      President and Chief Executive Officer
                               UroMed Corporation
                                   64 A Street
                          Needham, Massachusetts 02194
                                 (617) 433-0033
            (Name, address and telephone number of agent for service)

                                 with copies to:
                            DONALD-BRUCE ABRAMS, ESQ.
                            Bingham, Dana & Gould LLP
                               150 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 951-8000

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective
-------------------------------------------------------------------------------
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                               P R O S P E C T U S
                               UROMED CORPORATION


                               2,335,026 Shares of
                           Common Stock, No Par Value
                                December 31, 1996




                                   -----------



     This Prospectus ("Prospectus") of UroMed Corporation, a Massachusetts corporation (the "Company"), relates to up to 2,335,026 shares (the "Shares") of the Company's common stock, no par value per share (the "Common Stock") being sold by certain stockholders of the Company (the "Selling Stockholders"), for their respective accounts. See "Selling Stockholders." The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. The Common Stock is traded on The Nasdaq Stock Market under the symbol "URMD." On December 30, 1996, the last reported sale price of the Common Stock on The Nasdaq Stock Market was $9.875 per share.


      The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder (other than commissions, fees and discounts of underwriters, brokers, dealers and agents), estimated to be $50,948. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act").

     Subject to the conditions of a Registration Rights Agreement (the "Registration Rights Agreement"), dated as of May 9, 1996, by and among the Company, the ASI Liquidating Trust (the "Trust") the trustees of the Trust (the "Trustees") and certain benefifp ciaries of the Trust all or a portion of the Shares may be disposed of by the Selling Stockholders from time to time in one or a combination of the following transactions: (a) transactions (which may involve block transactions) pursuant to the Registration Statement of which this Prospectus is a part (the "Registration Statement") on the National Market System of the Nasdaq Stock Market, or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; (b) privately negotiated transactions at negotiated prices, including underwritten offerings, pursuant to the Registration Statement, (c) one or more distributions to such Selling Stockholders' general or limited partners, or other affiliates, in transactions exempt from the registration requirements of the Securities Act, or (d) under Rule 144 under the Securities Act, if available. Pursuant to the Registration Rights Agreement, the Trust, the Trustees and certain of the Selling Stockholders have each agreed, subject to certain conditions, that they will not, and they will cause any permitted transferee of their rights under the Registration Rights Agreement not to, sell any Shares other than through any of PaineWebber Incorporated, Vector Securities International, Inc. or Volpe, Welty & Company (together the "Permitted Brokers"). The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers or by selling the shares to or through the Permitted Brokers or, in certain cases, through other underwriters, brokers or dealers, and the Permitted Brokers or such other underwriters, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom the Permitted Brokers or such other underwriters, brokers or dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular underwriter, broker or dealer might be in excess of customary commissions or be changed from time to time). The Selling Shareholders and the Permitted Brokers or any other underwriters, brokers, dealers or agents who participate in a sale of the Shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any of the Permitted Brokers or any such other underwriters, brokers, dealers or agents in addition to any profits received on resale of the Shares if any of the Permitted Brokers or any such any underwriters, brokers, dealers or agents should purchase any Shares as a principal may be deemed to be underwriting discounts or commissions under the Securities Act. See "Plan of Distribution."



     Certain of the Permitted Brokers or the other underwriters, dealers, brokers or agents may have other business relationships with the Company and/or its affiliates in the ordinary course.


                                   -----------



      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS AND CAUTIONARY STATEMENT" BEGINNING ON PAGE 4.

                                   -----------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------

      No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

-------------------------------------------------------------------------------
                                        Underwriting      Proceeds to Selling
                  Price to Public         Discounts           Stockholders
                                       and Commissions
-------------------------------------------------------------------------------
Per Share               (l)                 (1)(2)               (1)(2)
-------------------------------------------------------------------------------
Total                   (1)                 (1)(2)               (1)(2)
-------------------------------------------------------------------------------

(1) Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     See "Plan of Distribution" and "Selling Stockholders."



(2) The Company has agreed to prepare and file this Prospectus and the Registration Statement and supplements and amendments thereto required by the Securities Act with the Securities and Exchange Commission, to register and qualify the Common Stock if required under applicable Blue Sky laws, and to deliver copies of the Prospectus to the Selling Stockholders. The expenses incurred in connection with the same, estimated at $60,948, will be borne by the Company. The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which expenses will be borne by the applicable Selling Stockholder.





                The date of this Prospectus is December 31, 1996.

                              AVAILABLE INFORMATION


     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commissions Electronic Data Gathering, Analysis and Retrival (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on The Nasdaq Stock Market, and reports, proxy statements and other information concerning the company can also be inspected the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.


     The Company has filed a Registration Statement on Form S-3 under the Securities Act with the Commission with respect to the Common Stock being offered pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the Common Stock being offered pursuant to this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.


      Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any information that was incorporated by reference in the Prospectus (other than exhibits to documents, unless such exhibits are specifically incorporated by reference into the information incorporated by reference in the Prospectus). The Company will also provide upon specific request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of all documents filed from time to time by the Company with the Commission pursuant to the Exchange Act. Requests for such copies should be directed to Kristen Galfetti, Investor Relations Specialist, 64 A Street, Needham, Massachusetts 02194. Telephone requests may be directed to Ms. Galfetti at (617) 433-0033.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     There is incorporated herein by reference the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1995 and the Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, filed with the Commission pursuant to Section 13(a) of the Exchange Act, the Current Reports on Form 8-K of the Company filed on March 26, 1996, May 15, 1996, June 7, 1996, and October 18, 1996 with the Commission pursuant to Section 13(a) of the Exchange Act and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act.



      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                      RISK FACTORS AND CAUTIONARY STATEMENT



      An investment in the Shares being offered herein involves a high degree of risk. Prospective investors should consider carefully the risk factors contained in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1995 which are incorporated herein by reference, in addition to the following risk factors and the other information contained in this Prospectus and the other information contained in the Registration Statement, including all information incorporated hereby by reference, before purchasing the Shares offered hereby. From time to time, the Company issues statements in public filings or press releases, or officers of the Company may make public oral statements with respect to the Company, that may be considered forward-looking. In connection with the "safe harbor" provisions of the Private Securities Reform Act of 1995, the Company believes that the following important factors which, among others, could cause the Company's actual results for its 1996 fiscal year and beyond to differ materially from those expressed in any forward-looking statements made by, on behalf of, or with respect to, the Company, should be considered by investors when reviewing such statements:



(bullet) The uncertainty that the Reliance(R) Insert and the Miniguard Patch(TM) will gain market acceptance either among physicians or UI sufferers in the United States or in Europe.

(bullet) The dependence by the Company on the success of two products, the Reliance Insert and the Miniguard Patch.

(bullet) The uncertainty that the Company will be able to develop the ability to produce commercial quantities of its products and produce such quantities at an acceptable cost.

(bullet) The uncertainty that the Company will be able to develop an effective sales force and implement a successful marketing plan for the Reliance Insert and the Miniguard Patch in the United States.

(bullet) The Company's dependence on others for raw materials, including certain materials available only from single sources.

(bullet) The effect of competing products and surgical and non-surgical alternative treatments for incontinence.

(bullet) The uncertainty that the Company will be able to develop an effective distribution network and implement a successful distribution strategy for the Reliance Insert and the Miniguard Patch in Europe and elsewhere.

(bullet) The uncertain protection afforded the Company by its patents and other intellectual property relating to the Reliance Insert and the Miniguard Patch.

(bullet) The uncertainty whether the Company will be able to achieve medical reimbursement for the Reliance Insert or the Miniguard Patch in the United States or in all European Markets.

(bullet) The uncertainty whether the Company will be able to manufacture, market and sell its products at prices that permit it to achieve satisfactory margins in the production and marketing of its products.

Uncertainty of Market Acceptance of the Reliance Insert and Miniguard Patch

         Each of the Reliance Insert and the Miniguard Patch represents a new approach to managing certain types of UI, and there can be no assurance that either product will gain any significant degree of market acceptance. The Company believes that recommendations by physicians will be essential for market acceptance of both the Reliance Insert and the Miniguard Patch, and there can be no assurance that any such recommendations will be obtained. In addition, there can be no assurance that the Reliance Insert or the Miniguard Patch will be accepted by UI sufferers in the United States or abroad. The Reliance Insert must be inserted into the urethra. Accordingly, some UI sufferers may not be willing to use the device. Furthermore, certain transitory adverse effects such as hematuria (incidence of blood in the urine), urinary tract infection, device migration and anatomical findings such as irritation of the mucosa, have been evident in varying degrees in the Company's clinical trials. The observation of such adverse effects in patients, or the perception that the product could cause any such adverse effects, could have the effect of discouraging some potential users of the Reliance Insert. The Reliance Insert and the Miniguard Patch are each patient-managed therapies and as such patients may at any time decide to discontinue their use. During the course of the Company's clinical trials with the Reliance Insert, significant numbers of patients have chosen to discontinue use of the Reliance Insert for a variety of reasons, including the demands of compliance with study protocols (including follow-up doctor visits, invasive medical testing, laboratory testing and requirements that patients comply with record-keeping requirements), discomfort experienced while using the Reliance Insert and, in a comparatively small number of cases, urinary tract infections experienced while using the device. Furthermore, the Reliance Insert and the Miniguard Patch also may not be appropriate for use by UI patients who lack sufficient dexterity or who suffer from other physical or mental conditions which could have an impact on the safe and efficacious use of the device.



Finally, the pricing of the Reliance Insert and the Miniguard Patch in the United States and in many foreign markets has not yet been determined, and the pricing policies of the Company and its European distributors could adversely impact market acceptance of these products as compared to competing products and treatments. Any of the foregoing factors, or other factors, could limit or detract from market acceptance of the Company's products in the United States and abroad. Insufficient market acceptance of the Reliance Insert or the Miniguard Patch would have a material adverse effect on the Company's business, financial condition and results of operations. Although the safety and efficacy of the Miniguard Patch was sufficient for FDA clearance, there can be no assurance that the Miniguard Patch will continue to prove to be safe and effective over the long-term and after wider use.


Dependence on Two Products


         The Company expects to derive a substantial majority of its future revenues from sales of the Reliance Insert and the Miniguard Patch. The Company's failure to commercialize both of these products successfully would have a material adverse effect on the Company's business, financial condition and results of operations.


Limited Operating History; History of Losses; Profitability Uncertain



     Since inception in October 1990, the Company has been primarily engaged in research and development of the Reliance Insert. The Company acquired assets relating to the Miniguard Patch in May 1996. The Company has experienced significant operating losses since inception and, as of September 30, 1996, had an accumulated deficit of $65.8 million. In addition, the development and commercialization by the Company of the Reliance Insert, the Miniguard Patch and other new products, if any, will require substantial product development expenditures for the foreseeable future. The Company expects its operating losses to increase over the foreseeable future and there can be no assurance that the Company will be profitable in the future or that the Company's existing capital resources and any funds provided by future operations will be sufficient to fund the Company's needs, or that other sources of funding will be available.

Limited Manufacturing Capability and Experience; Dependence on Others for Raw Materials


         The Company has limited experience in manufacturing commercial quantities of its Reliance Insert and has not manufactured significant quantities of any other products, including the Miniguard Patch. In addition, the Company is currently unable to manufacture Reliance Inserts at a cost below the price at which such products are currently being sold to the Company's European distributors. In order to successfully commercialize the Reliance Insert in the United States and abroad, the Company will have to reduce per-unit manufacturing costs while maintaining the extremely high quality standards required. In addition, the Company's current manufacturing capability for the Reliance Insert may not be sufficient to produce the quantities which may be required to support sales by its European distributors or by its direct customers in the United States. Moreover, the Company may not be able to develop additional manufacturing capability to produce quantities of the Reliance Insert sufficient to supply such requirements. The Company has not yet developed any capacity to manufacture the Miniguard Patch, and has not yet been able to demonstrate that it will be able to manufacture the Miniguard Patch or to develop such capacity on a cost-effective basis. Even if the Company does develop such capacity, it may not be able to develop sufficient capacity to produce the quantities of the Miniguard Patch that may be required to support its sales. In order to develop sufficient additional manufacturing capacity, the Company will have to make substantial capital expenditures on additional units of the Company's automated assembly equipment for the Reliance Insert and new equipment to manufacture the Miniguard Patch, and expand the Company's existing manufacturing facility, and may have to acquire additional manufacturing space at other locations. In the event that the Company is unable to manufacture sufficient quantities of the Reliance Insert or Miniguard Patch to support its obligations under its collaborative arrangements and ultimately to support sales, the Company may be required to enter into arrangements with third parties to manufacture these products. These other manufacturers may not be able to manufacture the Reliance Insert or Miniguard Patch on commercially acceptable terms or in quantities sufficient to permit the successful commercialization of such products.



         In addition, certain of the raw materials for the manufacture of the Reliance Insert and the Miniguard Patch are available only from single sources. In the event that the Company replaces its current raw materials used in the Reliance Insert with alternative materials, additional testing may be required in order for the Reliance Insert to maintain its regulatory approval. In the event the Company replaces its current raw materials for the Miniguard Patch with alternative materials, the Miniguard Patch, as modified, may require new FDA and other regulatory approvals, and additional clinical and other testing may be required in order to obtain such approvals. In addition to interruptions in supplies of raw materials which may occur as a result of business risks particular to such suppliers or the failure of the Company and any such supplier to maintain satisfactory terms, such sources may decide for reasons beyond the control of the Company, such as concerns about potential medical product liability risk in general, to cease supplying such materials for use in medical devices generally. Any interruption in the supply of raw materials currently used by the Company or the usage of any alternative raw materials could have a material adverse effect on the Company's business, financial condition and results of operations.



Lack of Marketing and Sales Experience; Dependence on European Collaborative Arrangements


         The Company has not sold any products in the United States. The Company currently employs few in-house marketing and sales professionals, although it is in the process of developing a direct marketing and sales group in the United States for its products and is beginning to commercialize the Reliance Insert internationally through collaborative arrangements. There can be no assurance that the Company can build an effective sales force, attract and retain its own qualified marketing and sales group in the United States, or otherwise design and implement an effective marketing and sales strategy for the Reliance
Insert, the Miniguard Patch or any future product developed by the Company.

         The Company believes that a significant portion of its future product revenue will derive from certain European markets including Germany, France, The Netherlands, the United Kingdom, Sweden, Norway, Denmark and Finland. The Company has entered into collaborative arrangements with several European companies providing for the marketing and sale of the Reliance Insert in these countries. In general, pursuant to these agreements, the Company is required to provide sufficient quantities of Reliance Inserts for sale by its European distributors, and the Company's European distributors are required to market and sell the Reliance Insert in such countries. There can be no assurance that the Company's European distributors will be able to successfully market and sell the Reliance Insert in their respective countries, that they will devote sufficient resources to support the market launch of the Reliance Insert in those countries, or that they will market the Reliance Insert at prices which will permit the Reliance Insert to gain market acceptance in their respective territories. In addition, the collaborative agreements impose certain obligations upon the Company relating to delivery of commercial quantities of the Reliance Insert, the maintenance of product liability insurance and the clinical performance of the Reliance Insert. Failure or inability of the Company to comply with any of these obligations under these agreements could permit the Company's distributors to terminate their respective agreements. In addition, there can be no assurance that each of these distributors will perform its obligations under its respective agreement with the Company. Any such termination or non-performance by one of the Company's European distributors could have a material adverse impact on the ability of the Company to market and sell the Reliance Insert in the relevant territories. Furthermore, failure by the Company's European distributors to effectively market the Reliance Insert in their respective territories could have a material adverse impact on the Company's ability to market and sell the Reliance Insert in the United States. The Company has not entered into any distribution arrangements with respect to the Miniguard Patch for the European market or elsewhere, and does not currently have a marketing strategy that would enable it to undertake commercialization of the Miniguard Patch in Europe on a unilateral basis. In the event that the Company is successful in developing satisfactory collaborative distribution arrangements in one or more European markets for the Miniguard Patch, such distribution arrangements will be subject to risks and uncertainties similar to those of the Company's existing relationships with respect to the Reliance Insert.



Competition and Technological Advances


         The Company's ability to compete in the UI management field will depend primarily upon physician and consumer acceptance of the Reliance Insert and the Miniguard Patch, consistency of product quality and delivery, price, technical capability and the training of health care professionals and consumers. Other factors within and outside the Company's control will also affect its ability to compete, including its product development and innovation capabilities, its ability to obtain required regulatory clearances, its ability to protect the proprietary technology included in its products, its manufacturing and marketing capabilities and its ability to attract and retain skilled employees. Certain of the Company's competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than the Company. The Company's products are intended to be management options for the treatment of certain types of female UI, but are not permanent cures. The development of a permanent cure for female UI by any of the Company's competitors could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's present or future competitors will not succeed in developing or marketing technologies and products that are more effective than any that are being developed by the Company or that would render the Company's technology and products obsolete or non-competitive.


Risk of Inadequate Funding; Future Capital Funding

         The Company plans to continue to expend substantial funds on research and product development, pursuit of regulatory approvals, expansion of its manufacturing facilities and marketing and distribution of its products. The Company also intends to invest in additional equipment in order to establish sufficient manufacturing capabilities to supply commercial volumes of its Reliance Insert and Miniguard Patch in the United States and abroad. Changes in technology or sales growth beyond currently contemplated manufacturing capabilities will require further capital investment. There can be no assurance that the Company's existing capital resources and any funds generated from future operations will be sufficient to finance any required investment or that other sources of funding will be available. In addition, future sales of substantial amounts of the Company's securities in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its securities.

Continuing Risks of Regulatory Oversight

         A medical device and its manufacturer are subject to continual review after approval, and later discovery of previously unknown problems with a product or the manufacturing process may result in restrictions on such product or the manufacturer, including withdrawal of the product or products from the market. The Company's manufacturing facilities are also subject to registration requirements with and ongoing inspections by the FDA. Failure to comply with applicable regulatory requirements may, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. The Company is also subject to regulation under federal, state and local regulations regarding work place safety, environmental protection and hazardous and controlled substance controls, among others. In addition, the Company cannot predict the extent of government regulations or impact of new government regulations which might have an adverse effect on the production and marketing of the Company's products.


Uncertainty Regarding Patents and Protection of Proprietary Technology

     The Company's ability to compete effectively will depend, in part, on its ability to develop and maintain proprietary aspects of its technology. There can be no assurance as to the validity of the United States patents held by the Company with respect to the technology underlying the Reliance Insert or as to the validity of the United States patents underlying the Miniguard Patch, or as to the degree of protection offered by these patents. There can be no assurance that the Company's patents will not be challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use and sell its products either inside or outside the United States. The defense and prosecution of patent litigation or other legal or administrative proceedings related to patents is both costly and time-consuming, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others or require the Company to cease making, using or selling any products. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all.

         The Company also relies on unpatented proprietary technology and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented proprietary technology. In addition, the Company cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There can be no assurance that any confidentiality agreements between the Company and its employees will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information. Finally, there can be no assurance that the Company's Reliance trademark or any trademarks chosen and registered for the Miniguard Patch will provide meaningful protection.


Product Liability Risk; Limited Insurance Coverage

         The manufacture and sale of medical products and the conduct of clinical trials using new technology entail the risk of product liability claims. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities which it might incur in connection with the clinical trials of the Company's Reliance
Insert, the initial commercialization of the Reliance Insert in Europe or the sale and use of the Miniguard Patch. The Company will require increased product liability insurance coverage in connection with the commercial distribution of its products in the United States and abroad. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of product liability claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any claims, even if not ultimately successful, could adversely affect the market acceptance of the Company's products.

Dependence on Key Personnel

         The Company is dependent upon a number of key scientific and management personnel. The loss of the services of one or more key individuals would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will also depend on its ability to attract and retain other highly qualified scientific and management personnel. The Company faces competition for such personnel and there can be no assurance that the Company will be able to attract or retain such personnel.


Uncertainty Relating to Third-Party Reimbursement

         In the United States and many foreign countries, third-party reimbursement is currently generally available for surgical procedures for incontinence, but generally unavailable for patient-managed products such as diapers and pads. As part of its near-term marketing plan in the United States, the Company does not intend to seek third-party reimbursement for its Reliance Insert or Miniguard Patch and the Company believes that the prospect of government or private insurance reimbursement in the United States is unlikely. In Europe, the Company and its European distributors have agreed to adopt a strategy of pursuing reimbursement for the use of the Reliance Insert in each of their respective territories where it is appropriate. The availability of third-party reimbursement for the Reliance Insert in Europe varies from country to country. While the Company has received notice that full reimbursement for the use of the Reliance Insert would be provided by the relevant German, Swedish and Norwegian governmental authorities and by certain authorities covering much of Denmark, and Finland, it is unclear whether reimbursement will be available for the Reliance Insert in the remainder of Denmark or Finland, or whether reimbursement will be available for the Reliance Insert in France, The Netherlands or the United Kingdom. It is also unclear whether or not such reimbursement approvals as the Company has received may at some point in the future be reversed. The Company has not yet established a strategy with respect to seeking reimbursement for the Miniguard Patch outside of the United States. If third-party reimbursement is unavailable in the relevant European country or in the United States, consumers will have to pay for the Reliance Insert or Miniguard Patch themselves, resulting in greater relative out-of-pocket cost of such therapies as compared to surgical procedures and other management options for which third-party reimbursement is available. Changes in the availability of third-party reimbursement for the Reliance Insert or Miniguard Patch, for products of the Company's competitors or for surgical procedures may affect the pricing of the Company's products or the relative cost to the consumer. The Company is not able to predict the effect that the availability or unavailability of third-party reimbursement for the Reliance Insert or Miniguard Patch may have on the commercialization of the such products abroad or in the United States.


International Sales and Operations Risks

         The Company, in conjunction with its European distributors, is currently marketing the Reliance Insert in Germany, Sweden, Denmark, Norway and Finland and intends to sell the Reliance Insert, the Miniguard Patch and any future products to customers (including its European distributors) outside of the United States. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international business and its financial condition and results of operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining export licenses. There can be no assurance that the Company will be able to successfully commercialize the Reliance Insert, the Miniguard Patch or any future product in any foreign market.


Volatility of Stock Price

         The market price of the Common Stock may be highly volatile. Factors such as quarter-to-quarter variations in the Company's operations or financial performance and announcements of technological innovations or new products, results of clinical trials or other regulatory or reimbursement events by the Company or its competitors or any of its or their regulators could cause the market price of the Common Stock to fluctuate significantly. In addition, in recent years the stock markets in general, and the market prices for medical technology companies in particular, have experienced significant volatility, which often may have been unrelated to the operating performance of the affected companies. Such volatility may adversely affect the market price of the Common Stock.

Certain Charter and By-Law Provisions May Affect Stock Price

         The Company's Articles of Organization and the Company's Amended and Restated By-Laws contain provisions that may have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock.


Certain Massachusetts Laws May Affect Stock Price

         Certain Massachusetts laws contain provisions that may have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the Company. These laws include Chapter 110F of the Massachusetts General Laws, which prohibits certain "business combinations" with "interested stockholders," and Chapter 110D, entitled "Regulation of Control Share Acquisitions." These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock.


Effect of Issuance of Preferred Stock

         Shares of preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock.


Concentration of Ownership


         As of August 31, 1996, Directors and officers of the Company and their affiliates owned approximately 24% of the Common Stock. As a result, such persons have the ability to control the Company and direct its affairs and business.




Absence of Dividends

         The Company has not paid cash dividends and does not anticipate doing so for the foreseeable future.


Shares Available for Future Sale


         The future sale of shares of the Company's Common Stock could have an adverse effect on the market price of the Common Stock. Such sales could be made by existing stockholders and by holders of outstanding options and warrants to purchase shares of Common Stock pursuant to Rule 144 or Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"), by stockholders purchasing shares of Common Stock in the offering contemplated by this prospectus or in the public market after completion of the offering, by stockholders, optionholders or warrantholders exercising outstanding registration rights or pursuant to one or more registration statements covering the issuance of stock options and Common Stock to employees of the Company. The Company currently has an effective registration statement on file with the Securities and Exchange Commission covering the sale of up to 6,184,522 shares of Common Stock. This registration statement was filed pursuant to the exercise of registration rights previously provided to certain shareholders of the Company. Including the shares covered by such registration statement, the 2,500,000 shares sold by the Company in a public offering completed in November 1995, the 5,000,000 shares sold in the Company's initial public offering in March 1994, and the 2,335,016 shares covered by the registration statement of which this Prospectus is a part, the Company estimates that approximately 26,000,000 shares of Common Stock (including shares of Common Stock issuable upon exercise of outstanding options that were exercisable at March 31, 1996) are eligible for sale pursuant to Rule 144 or Rule 701 or an effective registration statement under the Securities Act.

                                   THE COMPANY

      The Company is focused on the development, manufacture and marketing of products for the management of urological and gynecological disorders. The Company's first two products, the Reliance Insert, a small balloon-tipped, single-use plug, and the Miniguard Patch, a small, disposable, prescription adhesive patch placed against the urethral opening, are intended for the management of certain types of female urinary incontinence ("UI"). UI is the loss of bladder control resulting in the involuntary leakage of urine in amounts considered to be a social or personal problem. According to the U.S. Department of Health and Human Services, there are approximately 10 million UI sufferers in the United States, of which the Company estimates that approximately 85% are women. Of these 8.5 million women, the Company has initially identified a target market of 1.5 million UI sufferers as potential users of its Reliance Insert.
A broader group of mild to moderate UI sufferers will be targeted for use of the Miniguard Patch, which has been approved for marketing by the U.S. Food and Drug Administration. Sales of the Reliance Insert commenced in Germany in September 1995, and pre-commercialization activities have been initiated in certain additional European countries. Clinical trials of the Reliance Insert are continuing in the United States.

      The address of the principal executive office of the Company is 64 A Street, Needham, Massachusetts 02194. The telephone number of the Company is
(617) 433-0033.

                                USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS


      On May 9, 1996, the ASI Liquidating Trust (the "Trust") acquired 1,868,021 shares of the Common Stock from the Company in a transaction exempt from the registration requirement of the Securities Act, in connection with an Asset Purchase Agreement, dated as of May 9, 1996, pursuant to which the Company purchased a majority of the assets of the Trust in exchange for $7,000,000 in cash, 1,868,021 of the Shares and an obligation to issue 467,005 additional shares of the Common Stock to the Trust, subject to adjustment under certain circumstances, on the effective date of the registration statement of which this Prospectus is a part. On May 28, 1996, the Company issued the 467,005 additional shares of Common Stock to the Trust in a transaction exempt from the registration requirement of the Securities Act.

      The Trust has represented to the Company that the 2,335,026 shares of the Common Stock issued to the Trust in the transaction described above were acquired by the Selling Stockholders (who, the Company understands from the Trust, are all beneficiaries of the Trust or limited partners of such beneficiaries) from the Trust in transactions exempt from the registration requirement of the Securities Act. Pursuant to the Registration Rights Agreement, dated as of May 9, 1996, among the Company, the Trust, the trustees of the Trust and certain of the Selling Stockholders, the Company agreed to file with the Commission the Registration Statement, of which this Prospectus is a part, with respect to the resale of the Shares. The Company has committed to keep the Registration Statement effective until the earlier of (i) the second anniversary of the latest date on which shares of the Common Stock covered by such Registration Statement are issued by the Company to the Trust, (ii) such time as all the Common Stock covered by such Registration Statement have been sold, or (iii) such time that all shares of the Common Stock for which the Company has an obligation to register pursuant to the terms of the Registration Rights Agreement may be sold without limitation under the Securities Act. However, the Company may in its discretion agree to extend the effectiveness of the Registration Statement beyond such date. The Company has agreed to indemnify the Selling Shareholders and their officers, directors and controlling persons against certain liabilities, including certain liabilities under the Securities Act.

      As of June 26, 1996, except as noted below, none of the Selling Shareholders held of record more than 1% of the Company's outstanding Common Stock. None of the Selling Stockholders has had any position, office or other material relationship within the past three years with the Company or its affiliates.

      As of October 31, 1996, there were 26,435,747 shares of the Common Stock issued and outstanding.



      The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 26, 1996 and as adjusted to reflect the sale of all of the Common Stock offered hereby by each of the Selling Stockholders.



Name of Selling                         Shares Beneficially Owned                              Shares to be Beneficially
Stockholder                               Prior to Offering (1)        Shares Offered (2)         Owned After Offering
----------------                        -------------------------      ------------------      -------------------------
Mr. John W. Baer                                 2,496                        2,496                       0

Carolyn/Kenneth D.
 Brody Foundation
 Kenneth D. Brody, TTEE                          1,664                        1,664                       0

Mr. Thomas J. Cable                              1,664                        1,664                       0

Robert R. Cole                                   1,614                        1,614                       0

Mr. James A. Delaney                             2,219                        2,219                       0

Mr. Peter W. Eising                              1,664                        1,664                       0

Mr. David W. Ehlers                              1,664                        1,664                       0

Mr. Kenneth A. Eldred                            1,664                        1,664                       0

Mr. Stephen Friedman                             1,664                        1,664                       0

General Electric Venture
 Capital Corporation                            44,375                       44,375                       0

KEL Enterprises, Ltd.                            2,329                        2,329                       0

Edmund T./Diane R. King, JTRS                    1,664                        1,664                       0

The Kranz Family Trust dtd
 4/29/82, Thomas Kranz, TTEE                     1,220                        1,220                       0

Mr. Benjamin V. Lambert                            832                          832                       0

Long-New Investment Partners II                  6,657                        6,657                       0

Ronald M. Lott Family Trust
 dtd 3/9/92, Ronald M. Lott, TTEE                1,664                        1,664                       0


Mr. William S. Love                              2,080                        2,080                       0

C. Stuart McPherson                              1,832                        1,832                       0

Frederick S. Love                                  431                          431                       0


Mr. Peter K. Maier                               3,883                        3,883                       0

NT Investments                                     300                          300                       0

Crown Hill Trust dtd
 10/1/75, Virgil B. Pettigrew, TTEE              3,328                        3,328                       0

Rainbow Venture Partners
 Partners L.P.                                   5,547                        5,547                       0

Michael Raoul-Duval                              1,664                        1,664                       0

RCM Investments II                               1,664                        1,664                       0

RCS Investment Group No. 7                       4,216                        4,216                       0


                                       12

The Schmidt Family Trust
 dtd 5/22/83, Chauncey
 Schmidt, TTEE                                   3,328                        3,328                       0

Security Equity Partners II                      1,664                        1,664                       0

J.F. Shea Co., Inc.                             11,094                       11,094                       0

Stone Street Fund 1984                           1,664                        1,664                       0

Harrison F. Tempest                              1,664                        1,664                       0

William C./Cynthia D.
 Turner Trust dtd 1/7/82
 William C. Turner, TTEE                         1,664                        1,664                       0

Alfred A. Moore                                  1,664                        1,664                       0

FB MTP Partners                                  8,320                        8,320                       0

Mary Newman                                      1,664                        1,664                       0

Bruce Wasserstein                                1,664                        1,664                       0

Peter W. Certo                                   1,331                        1,331                       0

A. Michael Frinquelli                            1,331                        1,331                       0

Peter A. Gordon                                  1,664                        1,664                       0

Peter M. Gottsegen                               1,664                        1,664                       0

Steven Grand-Jean                                1,664                        1,664                       0

David S. Kirkland                                1,331                        1,331                       0

Martin L. Liebowitz                              1,664                        1,664                       0

John W. Meriwether                               3,328                        3,328                       0

Edwin R. Olsen                                   1,664                        1,664                       0

PB-SB 1983 Investment Partnership III           32,319                       32,319                       0

Joan O. Camins                                     166                          166                       0

Michael H. Epstein                                 832                          832                       0

Steven Hamburger                                   166                          166                       0

Joel D. Kazis                                      233                          233                       0

Robert M. Keating                                  555                          555                       0

Robert D. Maum                                   1,331                        1,331                       0

Richard J. Schmeelk                              2,773                        2,773                       0

Max Stern                                          333                          333                       0

Harold Tanner                                    2,496                        2,496                       0

William J. Tennison, IV                            333                          333                       0

SLR Ventures                                     2,663                        2,663                       0

B.R.N.G. Associates                              1,548                        1,548                       0

The Donald S. Carlson
 Family Trust dtd 3/16/88
 Vita Vascasseno, TTEE                             774                          774                       0

Gene Whitmyre                                      774                          774                       0



                                       13

Nitin Mehta                                      1,043                        1,043                       0

Gerald Wisnia                                      377                          377                       0

Virginia R. Fauvre                               1,548                        1,548                       0

David V. A. Fauvre                               1,547                        1,547                       0

David E./Shirley M. Hartley,
 Community Property                              3,095                        3,095                       0

Howard M. Holtzmann                              1,548                        1,548                       0

Hyman/Myrna Mitchner,
 Community Property                              3,095                        3,095                       0

Raymond F./Mary Ann
 O'Brien Revocable Family
 Trust dtd 7/27/84,
 R./A. O'Brien, TTEES                            1,548                        1,548                       0

Wade Associates                                    774                          774                       0

Alan D. Biller Trust Agmt
 dtd 7/25/90,
 Alan D. Biller, TEE                               208                          208                       0

J. Elizabeth Biller                                208                          208                       0

John E. Bingham                                    832                          832                       0

William R./Wendyce H. Brody, JTRS                  665                          665                       0

COB, Ltd.                                          444                          444                       0

Carey Orr Cook                                     400                          400                       0

Keith E. Doerge                                    832                          832                       0

J. Sanford Miller Constance
 Corcoran Miller, TTEES U/D/A
 dtd 6/6/95                                        832                          832                       0

Clinton E./Susan K. Nagy,
 Community Property                                832                          832                       0

John F. Nicholson                                  333                          333                       0

Robert J./Barbara L. Roth,
 Community Property                                555                          555                       0

The Rudoff Revocable Trust
 dtd 5/6/75, Arnold G. Rudoff, TTEE                416                          416                       0

Dewey L./Helen W. Shepherd, JTRS                   555                          555                       0

Siegel Living Trust, Arnold
 W. Siegel/Stephanie E.
 Siegel, Co-Trustees                             1,664                        1,664                       0

Michael G. Smith                                   807                          807                       0

Donald E. Weed                                     555                          555                       0

David M./Christine Balabanian,
 Community Property                                774                          774                       0

Norman I. Book, Jr.                                773                          773                       0

The Bortz Family Trust dtd
 1/27/84, Walter M. Bortz TTEE                     773                          773                       0

R. Edward/Joanne McGrath                           360                          360                       0

Frank A. Cappiello                                 361                          361                       0

Emmet J. Cashin III                                774                          774                       0



                                       14

Cooke Family Trust dtd
 4/18/91, Bryan/Aileen
 Cooke, TRUSTEES                                   387                          387                       0

Crowley Inter Vivos Trust
 dtd 10/25/76, Jerry R./
 Nancy Lou Crowley, TTEES                          774                          774                       0

Donald J./Margaret C.
 Gordon, Community Property                      1,664                        1,664                       0

John A. Herman                                     278                          278                       0

The Kamath Revocable Trust
 dtd 5/21/85, B. Yeshwant
 Kamath, TTEE                                      554                          554                       0

Nitin T. Mehta                                     832                          832                       0

The Nakamura Revocable Tr.
 dtd 11/28/89,
 M/M N. Nakamura, TTES                             464                          464                       0

John D. Nichols IRA Rollover
 Trust, John D. Nichols, TTEE                      554                          554                       0

Matthew Adams & Assoc.,
 Inc. Profit Sharing and Money
 Purchase Pension Trust                          1,548                        1,548                       0

Vincent L./Jean E. Ricci,
 Community Property                                516                          516                       0

ROBCO                                            1,329                        1,329                       0

Antonio R.Sanchez-Corea                            554                          554                       0

Richard L. Segal                                   278                          278                       0

Barry H./Julia M. Smith
 Community Property                                715                          715                       0

Timothy C./Elizabeth
 B. Smith                                          774                          774                       0

Dean A. Spanos                                     774                          774                       0

George G./Mary A. Spanos,
 Community Property                              1,409                        1,409                       0

Sterling Interests, Inc.                         1,664                        1,664                       0

Thoits Bros., Inc.                               1,869                        1,869                       0

John D. Nichols IRA
 Rollover Trust, John D.
 Nichols, TTEE                                     688                          688                       0

John B./Christine J. Mumford
 Trusts, U/D/T dtd. 10/13/83
 John B./Christine J. Mumford, TTEES               774                          774                       0

The West Family Trust
 dtd 1/8/88, John A./
 Anne E. West, TTEES                               774                          774                       0

Transcorp, c/f, Gerald
 Wisnia, SEP-0344-00                               288                          288                       0

Herbert W./Margaret T. Richards,
 Community Property                                344                          344                       0

WLRB Investments                                 1,547                        1,547                       0

David B. Crane                                   1,614                        1,614                       0

Fred L./Beth D. Karren,
 Community Property                                688                          688                       0



                                       15

Robert S. Semple Trust
 Agreement dtd 4/1/80,
 Robert S. Semple, TTEE                            943                          943                       0

Janet M. Buchan                                    817                          817                       0

Blacklock 1982 Family Trust
 dtd 1/21/82, Peter J.
 Blacklock, TTEE                                   983                          983                       0

Transcorp C/F Thomas M.
 Evans, Jr., SEZ-0055-00                           264                          264                       0

MSC Partners                                       875                          875                       0

Redwood Partnership                                591                          591                       0

Cole M. Reed Trust
 dtd 1/11/80,
 Billee L. Reed, TTEE                              818                          818                       0

Vincent L./Jean E. Ricci,
 Community Property                                272                          272                       0

Joseph S. Wand M.D. Trust
 Fund, Pension Plan
 dtd 4/27/78 Joseph S.
 Wand, M.D., TTEE                                  818                          818                       0

Pensco, FBO Margaret T.
 Richards, IRA Rollover                          1,091                        1,091                       0

Transcorp C/F Linda L.
 Evans, IRZ-1156-OR                                264                          264                       0

Harry M./Carol J. Anthony,
 Community Property                              1,548                        1,548                       0

R.B./G.G. Bernstein, TTEES
 Ralph/Gail Bernstein Living
 Trust Agmt dtd 11/16/91                           310                          310                       0

Bobger Associates                                  774                          774                       0

Marilyn Bohl                                     1,548                        1,548                       0

David A. Brewer                                    940                          940                       0

Ronald F./Susan S. Briggs,
 Community Property                                774                          774                       0

R. Edward/Joanne McGrath                           443                          443                       0

Frank A. Cappiello                                 442                          442                       0

Richard H. Colbet Revocable
 Trust                                           1,298                        1,298                       0

Ronald C./Gayle Conway,
 Community Property                              1,085                        1,085                       0

Donald Cresci Family
 Revocable Trust Agreement
 dtd 8/29/91, Donald/Julene
 Cresci, TTEES                                     388                          388                       0

Ernest J. Cresci Family
 Revocable Trust Agreement
 dtd 8/30/91, Ernest/Jeanne
 Cresci, TTEES                                     774                          774                       0

Thomas M. Evans, Jr.                               200                          200                       0

Frank E. Farella                                   950                          950                       0

Neil Flanzraich                                  1,548                        1,548                       0



                                       16

Gak Family Trust
 dtd 11/17/80,
 Carl/Carol Gak, TTEES                             774                          774                       0

David A. Geddes                                    311                          311                       0

Charlotte H. Gerdes                                774                          774                       0

Michael Goodman                                  1,548                        1,548                       0

John J. Halsey                                     104                          104                       0


Marilyn S. Halsey                                  103                          103                       0

Allan A. Harris and Betsy A.
 Harris Living Trust dtd 4/27/94
 Allan A./Betsy A. Harris, TTEES                 1,360                        1,360                       0

H. Michael/Jean M. Kane,
 Community Property                                517                          517                       0

Virginia Hovorka Family
 Trust dtd 4/5/84, Virginia
 Hovorka, TTEE                                     774                          774                       0

Steven R. Kutcher                                  156                          156                       0

David Alan Lee                                     774                          774                       0

Bruce G. McCauley Family
 Trust dtd 1/28/80,
 Bruce G. McCauley, TTEE                           774                          774                       0

Byron F. McMillan/Nancy L.
 McMillan Trust dtd 6/16/80,
 Trust A                                           496                          496                       0

Byron F. McMillan/Nancy L.
 McMillan Trust dtd 6/16/80,
 Trust B                                           497                          497                       0

Talbot G./Carmela M.
 Mortarotti,
 JTRS                                              774                          774                       0

E.F. Nagao Trust
 dtd 1/4/89
c/o Esther F. Nagao, TTEE                          774                          774                       0

E.J./Yvonne M. Parish
 Community Property                                527                          527                       0

George B. Richardson                               833                          833                       0

Susan H. Richardson                                832                          832                       0

Ben A. Schuck III                                  497                          497                       0

Eugene/Zina Segre Living
 Trust dtd 2/24/82,
 Eugene/Zina Segre, TTEES                          620                          620                       0

Christopher M./Sandra F.
 Smith, Community Property                       1,548                        1,548                       0

Charles O./Rochelle L.
 Teising, Community Property                       497                          497                       0

Farella, Braun & Martel
 HR-10 Retirement Trust
 Self-Directed H. Lee Van Boven
 American Trust Company of
 Hawaii, Inc., TTEE                                807                          807                       0

John C. Walters                                    774                          774                       0

Gwendolyn Weiner                                 1,548                        1,548                       0



                                       17

R. Wentz Construction, Inc.

 Defined Benefit Plan dtd
 11/1/79, Richard J.
 Wentz, TTEE                                       517                          517                       0

M.D./Janet E. Wood Trust
 M.D./Janet E. Wood, TTEES                         774                          774                       0

Richard S./Christine K. Bebb,
 Community Property                              1,052                        1,052                       0

Howard Marans                                      200                          200                       0

Gerald Wisnia                                      200                          200                       0

Gastroenterology Associates
 Of the East Bay Medical
 Group, Inc. Profit Sharing/
 Money Purchase Pension
 Plans and Trusts, FBO
 Bernstein MD                                      490                          490                       0

The Brandon Family Trust
 dtd 1/13/84, Chester H./
 Margaret C. Brandon. TTEES                        883                          883                       0

The Margaret C. Brandon
 1987 Trust, Margaret C.
 Brandon, TTEE                                     744                          744                       0

John J. Halsey                                      54                           54                       0

Marilyn S. Halsey                                   54                           54                       0

H. Michael/Jean M. Kane,
 Community Property                              1,091                        1,091                       0

Home Maid Ravioli Co., Inc.
 Profit Sharing Plan dtd
 4/1/81, Donald/Ernest Cresci,
 TTEES                                             818                          818                       0

Steven R. Kutcher                                  163                          163                       0

The James J. Ludwig Trust
 dtd 11/11/88, James J.
 Ludwig, TTEE                                      818                          818                       0

The Lundy Trust dtd 7/19/95                      1,110                        1,110                       0

Mahuma, N.V.                                     1,636                        1,636                       0

IRA of Robert W. Merwin
Acc #126-66357-063                                 818                          818                       0

Frederick Sawyer                                   524                          524                       0

Resources Trust, TR
 FBO/Prvile C. Teising,
 Acc #1-346345729                                  292                          292                       0

R. Wentz Construction, Inc.
 Defined Benefit Plan dtd
 11/1/79, Richard J.
 Wentz, TTEE                                     1,089                        1,089                       0

Yates Family Revocable
 Trust dtd 6/22/94, Don B./
 Jane B Yates, TTEES                               231                          231                       0

Mr. Larry Abrams                                 3,518                        3,518                       0

Acacia Mutual Life Insurance                    11,728                       11,728                       0

Mr. Carey Preston Butcher                        1,759                        1,759                       0

Comerica Ventures Corporation                    5,863                        5,863                       0



                                       18

Allwin Holdings Ltd.                             3,518                        3,518                       0

Leeway & Co.                                    11,728                       11,728                       0

Fox Partners '73                                 7,036                        7,036                       0

Stephen/Barabara Friedman
 Foundation dtd 12/19/79,
 Mr. Stephen Friedman, TTEE                      1,759                        1,759                       0

IAI Venture Partners                            35,181                       35,181                       0

Kleiner Family Tr. dtd
 10/31/89, M/M Kleiner, TTEES                    5,863                        5,863                       0

Nr, Benjamin V. Lambert                            879                          879                       0

Mr. Addison Lanier                               1,759                        1,759                       0

Marion Ventures                                  9,534                        9,534                       0

NT Investments                                   1,442                        1,442                       0

Dennis D. Paboojian and
 Karen J. Paboojian Trust
 dtd 9/29/80, Dennis/Karen
 Paboojian, TTEES                                1,759                        1,759                       0

KANE & Co.
 Chase Manhatten Bank, TTEE                     11,729                       11,729                       0

Sun Finanace and Trade
 (Panama), Inc.                                  5,277                        5,277                       0

THORN EMI Venture Fund
 Limited                                         1,759                        1,759                       0

University of Pittsburgh                         5,863                        5,863                       0

Okoboji Trust dtd 6/19/85,
 James F. Willenborg, TTEE                       1,759                        1,759                       0

Wolfensohn Associates L.P.                      11,729                       11,729                       0

The First Venture Fund
 (Monroe & Co.)                                 17,590                       17,590                       0

George P. Hutchinson                             1,759                        1,759                       0

David S. Kirkland                                  352                          352                       0

PB-SB 1983 Investment
 Partnership III                                 1,841                        1,841                       0

Willaim J. Tierney, Jr.                          1,759                        1,759                       0

Hopkins & Carley Profit
 Sharing Plan & Trust
 (Restated) dtd 4/16/85                          1,183                        1,183                       0

Wade Associates                                    818                          818                       0


Andrew Alcon                                       517                          517                       0

Mark Begelman                                       95                           95                       0

Edwin Berlin, Jr.                                  116                          116                       0

David J. Blecki                                    461                          461                       0

R. Scot Clark                                       96                           96                       0

David Coelho                                        95                           95                       0

Mel D. Connet                                      116                          116                       0



                                       19

John B. Conroy                                      96                           96                       0

Albert V. Crewe                                    116                          116                       0

Dennis Dauenhauer                                   95                           95                       0

Neal Douglas                                     1,776                        1,776                       0

Michael Grisham                                     96                           96                       0

Gary N. Hughes                                     116                          116                       0

Robert C. Hawk                                     116                          116                       0

Walter Kortschak                                 1,777                        1,777                       0

Michael Lack                                       115                          115                       0

The Milder Community
 Property Trust DTD
 11/7/91, Donald B/
 Terri L. Milder, TTEES                          2,733                        2,733                       0

Richard Nedbal                                     114                          114                       0

Sophia Pesotchinsky                                 95                           95                       0

Robert L. Petkun                                   114                          114                       0

Peter Sognefest                                    115                          115                       0

William Sousa                                      114                          114                       0

Douglas Stone                                       95                           95                       0

L. James Strand                                    114                          114                       0

John Walker                                         95                           95                       0

Michael E. Watts                                   114                          114                       0

Robert L. Wehrli                                   115                          115                       0

Tom D. Whitaker                                     95                           95                       0

Ronald Yamamoto                                     95                           95                       0


Moshe Alafi, Trustee                             1,085                        1,085                       0
 Christopher D. Alfi, Trustor

Moshe Alafi, Trustee                               723                          723                       0
 Shireen Alfi, Trustor

Bryco Investments                              235,043                        1,808                 233,235

Landmark Equity Partners II                     36,165                       36,165                       0

Landmark Equity Partners V                       7,233                        7,233                       0

Gibralter Trust                                  6,439                        6,439                       0

Hudson Trust                                       794                          794                       0

Mallinckrodt Group, Inc.                        36,165                       36,165                       0

Kaiser Family Foundation                         7,233                        7,233                       0

Marion Laboratories, Inc.                       36,164                       36,164                       0

Medtronic, Inc.                                 36,164                       36,164                       0

Merieux Canada Holdings, Ltd.                   18,082                       18,082                       0

Owens-Illinois Trust                            21,699                       21,699                       0

Franz Wirtz                                        904                          904                       0

Hannemarie Wirtz                                   904                          904                       0

                                       20

Yale University                                  7,233                        7,233                       0

Hamquist                                         4,518                        4,518                       0

H & Q Investors                                  1,556                        1,556                       0

H & Q Ventures International                    41,998                       41,998                       0

H & Q Ventures IV                               41,998                       41,998                       0

Hambrecht & Quist Group                         26,562                       26,562                       0

H & Q TV Management N.V.                            22                           22                       0

Hambrecht & Quist Venture
 Partners                                        1,879                        1,879                       0

H&Q London Ventures                             21,859                       21,859                       0

Hansa A.G.                                      23,345                       23,345                       0

Southern California Ventures II,
 a California Limited Partnership              297,864                      297,864                       0

Robert Elliott                                  68,145                       68,145                       0

Bruce E. Fettel Separate Property
 Trust Est. February 18, 1982                   27,608                       27,608                       0

Walter S. Baer  Revocable Trust
 Dated August 19, 1987                           7,137                        7,137                       0

Miriam Baer                                      3,784                        3,784                       0

Alan Baer                                        2,935                        2,935                       0

Nick E. Yocca Profit Sharing
 Trust                                           4,308                        4,308                       0

Louis Knobbe                                     2,154                        2,154                       0

Brentwood  Associates IV, L.P.                 296,496                      296,496                       0

Evergreen IV, L.P.                             111,736                      111,736                       0

Medicus Venture Partners 1990                  186,436                      186,436                       0

Medicus Venture Partners 1992                   12,131                       12,131                       0

Medicus Venture Partners 1993                   25,104                       25,104                       0

Robert F. Rosenbluth                           251,679                      251,679                       0

Jay Lenker                                      59,453                       59,453                       0

Thomas J. Berryman                              21,295                       21,295                       0

Brian Cox                                        6,436                        6,436                       0

Rodney Brenneman                                 3,748                        3,748                       0

Nick E. Yocca                                    1,780                        1,780                       0

James Swope                                      1,609                        1,609                       0

Kim Maya                                           192                          192                       0

John Schaffer                                       58                           58                       0

Sandra K. Fiori                                  1,897                        1,897                       0

Steve Trom                                       2,414                        2,414                       0

Sue Lyons                                        1,092                        1,092                       0

Michael Jackson                                    862                          862                       0

G. Robert Greene                                20,697                       20,697                       0



                                       21

Dana Luitjens                                    1,092                        1,092                       0

R. Perez-Marrero                                   344                          344                       0

Norma E. Bonis                                     517                          517                       0

William Moseley                                  2,587                        2,587                       0

Lynette Marksberry                               1,092                        1,092                       0

Michael Brown                                    2,414                        2,414                       0

Barry Calvarese                                 12,397                       12,397                       0

Rick Carlson                                    11,498                       11,498                       0

Barbara Campagna                                   931                          931                       0

Michael Shine                                    1,559                        1,559                       0

Pat Maley                                        9,578                        9,578                       0

William Amaden                                  11,038                       11,038                       0

The ASI Liquidating Trust                           24                           24                       0






      (1) The Company believes, based on information provided by the Trust and the Selling Stockholders, that each Selling Stockholder has sole voting and investment power with respect to the Shares beneficially owned by such Selling Stockholder.


      (2) See "Plan of Distribution."

      Certain of the Permitted Brokers or the other underwriters, dealers, brokers or agents may have other business relationships with the Company and/or its affiliates in the ordinary course.

      Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption for registration or qualification is available and is complied with.

      The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION



         Subject to the conditions of the Registration Rights Agreement, all or a portion of the Shares may be disposed of by the Selling Stockholders from time to time in one or a combination of the following transactions (a) transactions (which may involve crosses or block transactions) pursuant to the Registration Statement on the National Market System of the Nasdaq Stock Market or otherwise, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices; (b) privately negotiated transactions at negotiated prices, including underwritten offerings, pursuant to the Registration Statement, (c) one or more distributions to such Selling Stockholders' general or limited partners, or other affiliates, in transactions exempt from the registration requirements of the Securities Act, or (d) under Rule 144 under the Securities Act, if available. Pursuant to the Registration Rights Agreement, the Trust, the Trustees and the Selling Stockholders have each agreed, subject to certain conditions, that they will not, and they will cause any permitted transferee of its rights under the Registration Rights Agreement not to, sell any Shares other than through any of PaineWebber Incorporated, Vector Securities International, Inc. or Volpe, Welty & Company (together the "Permitted Brokers"). The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers or by selling the shares to or through the Permitted Brokers or, in certain cases, through other underwriters, brokers or dealers and the Permitted Brokers or such other underwriters, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom the Permitted Brokers or such other underwriters, brokers or dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular underwriter, broker or dealer might be in excess of customary commissions or be changed from time to time). The Selling Shareholders and the Permitted Brokers or any other underwriters, brokers, dealers or agents who participate in a sale of the Shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any of the Permitted Brokers or any such other underwriters, brokers, dealers or agents in addition to any profits received on resale of the Shares if any of the Permitted Brokers or any such any underwriters, brokers, dealers or agents should purchase any Shares as a principal may be deemed to be underwriting discounts or commissions under the Securities Act.


      Certain of the Permitted Brokers or the other underwriters, dealers, brokers or agents may have other business relationships with the Company and/or its affiliates in the ordinary course.

      Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption for registration or qualification is available and is complied with.

      The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

      If all or a portion of the Shares are offered through an underwritten offering, the terms of such underwritten offering, including the initial public offering price, the names of the underwriters and the compensation, if any, of such underwriters, will be set forth in an accompanying Prospectus Supplement.

      Under applicable rules and regulations of the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the later of the commencement of offers or sales of the Shares to be distributed and the time such person becomes a participant in the distribution unless such person is a qualifying registered market maker on the National Market System of The Nasdaq Stock Market, and such market-making activities are conducted in accordance with Rule 10b-6A under the Exchange Act. Pursuant to Rule 10b-6A, a qualified registered market maker is permitted to engage in passive market making transactions during the two business days prior to the commencement of offers or sales of the Shares which comply with applicable volume and price limits and are identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time. In addition to and without limiting the generality of the foregoing, the Selling Shareholders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may further limit the timing of purchases and sales of shares of Common Stock by the Selling Shareholders and any other such person. All of the foregoing may limit the marketability of the Shares and the ability of any underwriter, broker, dealer or agent to engage in market making activities.

                              CERTAIN LEGAL MATTERS


      The validity of the offered Common Stock has been passed upon for the Company by Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts.


                                     EXPERTS



      The financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:


            SEC Registration Fee..................           $ 7,448
            Transfer Agent and Registrar Fees and Expenses    11,000
            Legal Fees and Expenses...............            15,000
            Blue Sky Fees and Expenses............             5,000
            Accounting Fees and Expenses..........             5,000
            Nasdaq Stock Market Fee...............            17,500
            Miscellaneous.........................                 *
                                                             -------

            Total.................................            60,948
                                                             =======


            ---------------
            Estimates


Item 15.    Indemnification of Directors and Officers.

      Section 67 of Chapter 156B of the Massachusetts General Laws provides a statutory framework covering indemnification of directors, officers and employees against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. In addition, Article XXVIII of the Registrant's Amended and Restated By-Laws provides for indemnification of directors, officers and employees of the Registrant. Section 67 and the Registrant's Amended and Restated By-Laws generally provide that a director, officer or employee of the Registrant shall be indemnified by the Registrant for all expenses and liabilities of legal proceedings brought against him/her by reason of his/her status or service as a director, officer or employee unless the director, officer or employee is adjudged not to have acted in good faith in the reasonable belief that his/her action was in the best interest of the Company or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such plan. The Registrant's Articles of Organization also incorporate certain provisions permitted under the Massachusetts General Laws relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or authorization of distributions in violation of the Articles of Organization or of loans to officers or directors of the Registrant or any transaction from which the director derived improper personal benefit. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

Item 16.    Exhibits.

      (4.1) Specimen Certificate for Shares of the Registrant's Common Stock, no par value, incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Reg.
            No. 33-74282).

      (4.2) Amended and Restated By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Reg. No. 33-74282).

      (4.3) Restated Articles of Organization of the Registrant, incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the Company's 1994 fiscal year, filed with the Securities and Exchange Commission on March 31, 1995.

     *(4.4) Registration Rights Agreement, dated as of May 9, 1996, among the Registrant and certain of its securityholders.

     *(5)    Opinion of Bingham, Dana & Gould LLP.

     *(23.1) Consent of Bingham, Dana & Gould LLP (included in Exhibit 5).

      (23.2) Consent of Price Waterhouse LLP.

     *(24)  Power of Attorney (included on signature page).

*Previously Filed.


Item 17.    Undertakings.


      (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (B) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.


      (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (D) The undersigned registrant hereby undertakes that:


            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to

                  Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (E) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                  (a) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES




      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused Post Effective Amendment No. 5 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham and the Commonwealth of Massachusetts as of December 31, 1996.



                                  UROMED CORPORATION

                                  By:  /s/ Paul J. Murphy
                                       -------------------------------------
                                       Paul J. Murphy
                                       Chief Financial Officer
                                       and Treasurer





     Pursuant to the requirements of the Securities Act of 1933, Post Effective Amendment No. 5 to this Registration Statement on Form S-3 has been signed below as of December 31, 1996 by the following persons on behalf of the Registrant and in the capacities indicated.



            *                      Chairman of the Board, Chief Executive
---------------------------        Officer and President (principal executive
    John G. Simon                  officer)


/s/ Paul J. Murphy                 Chief Financial Officer and Treasurer
---------------------------        (principal financial and accounting officer)
    Paul J. Murphy

             *                     Director
---------------------------
    Elizabeth B. Connell

             *                     Director
---------------------------
    David P. Fialkow

                                   Director
---------------------------
    Steven J. Gilbert

                                   Director
---------------------------
    Richard A. Sandberg

             *                     Director
---------------------------
    Thomas E. Tierney



*By:  /s/ Paul J. Murphy
      --------------------
          Paul J. Murphy

          Attorney-in-Fact

                                  EXHIBIT INDEX


      Exhibit     Description
      -------     -----------

     *(4.4)       Registration Rights Agreement

     *(5)         Opinion of Bingham, Dana & Gould LLP

     *(23.1)      Consent of Bingham Dana & Gould LLP (included as exhibit 5)

      (23.2)      Consent of Price Waterhouse LLP.

     *(24)        Power of Attorney (included on signature page).

*Previously filed.